NEWMARKET CORPORATION

ADDITIONAL BENEFIT AGREEMENT FOR 2009

This Agreement, dated this 17th day of December 2008, between NewMarket Corporation (the "Company") and C.S. Warren Huang (the "Executive Officer") has been entered into in order to provide additional benefits to the Executive Officer. This Agreement supplements the other arrangements by the Company under its qualified and nonqualified plans to provide benefits to the Executive Officer.

  Definitions. For purposes of the Agreement, the following definitions apply:

  (a) Account means the notional account established and maintained for the Executive Officer in accordance with Section II hereof, for bookkeeping purposes only, to measure the value of the Company Contributions made under the Agreement.

  (b) Beneficiary means the person, persons, entity, entities or the estate of the Executive Officer entitled to receive benefits under the Agreement in accordance with a properly completed beneficiary designation form. If the Executive Officer fails to complete a beneficiary designation form, or if the form is incomplete, Beneficiary means the Executive Officer's estate. The Executive Officer may amend or change his Beneficiary designation on a form provided by and approved by the Company.

  (c) Company Contribution means the contribution described in Section II and which is credited to the Executive Officer's Account.

  (d) Disability or Disabled means the Executive Officer, by reason of any medically determinable physical or mental impairment, is receiving benefits under the Company's Long-Term Disability Plan for a period of not less than three months.

  Benefits.

  (a) Contributions. For the calendar year commencing January 1, 2009 (or until the first day of the month preceding his termination of employment, if earlier), the Company shall credit monthly (as of the first day of each month) to Executive Officer's Account an amount equal to one-twelfth of $275,000.

  (b) Vesting. The Executive Officer shall be 100% vested in his Account on December 31, 2009.

  (c) Death or Disability. If the Executive Officer dies or becomes Disabled prior to December 31, 2009, he or his Beneficiary, as applicable, shall be entitled to the value of his Account as of the date of his death or Disability.

  Distributions.

      Timing of Payment. Except as provided in subsections (c) or (d) below and subject to subsection (e) below, Executive Officer shall be paid the value of his Account on December 31, 2009 (the "Payment Date").

      Form of Payment. Any payment from the Executive Officer's Account shall be made in a single lump sum in cash.

      Death. If the Executive Officer dies prior to the Payment Date, his Beneficiary shall be entitled to receive the vested percentage of the value of his Account, payable in a single lump sum payment in cash on December 31, 2009, or 30 days following Executive Officer's death, whichever is earlier.

      Disability. In the event of Executive Officer's Disability prior to the Payment Date, Executive Officer (or his legal representative) shall be paid the vested percentage of the value of his Account in a single lump sum payment in cash as of the first day of the month following the date Executive Officer is determined to be Disabled or December 31, 2009, whichever is earlier.

      Forfeiture. Notwithstanding any other provisions in this Agreement, Executive Officer shall forfeit his entire interest in his Account if he terminates employment (other than for death or Disability) or engages in Prohibited Conduct, as described below:

  (i) Prohibited Conduct. During the period of Executive Officer's employment with the Company, and for a period ending 36 months following Executive Officer's termination of employment for any reason from the Company, Executive Officer, without prior written consent of the Company, will not: (i) personally engage in Competitive Activities (as defined below) or (ii) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Executive Officer's purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute "ownership" or "participation in ownership" for purposes of this paragraph so long as Executive Officer's equity interest in any such company is less than a controlling interest.

  (ii) Competitive Activities. For purposes of this Agreement, "Competitive Activities" means business activities relating to products or services of the same or similar type as the products or services (i) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company, and (ii) for which Executive Officer then has responsibility to plan, develop, manage, market, or oversee, or had any such responsibility within Executive Officer's most recent 36 months of employment with the Company.

  Miscellaneous.

(a) Funding. Any benefit payable to or on behalf of the Executive Officer under this Agreement shall be paid from the general corporate assets of the Company, which shall remain subject to the claims of its creditors.

(b) No Right to Continued Employment. This Agreement does not in any way limit the right of the Company at any time and for any reason to terminate the Executive Officer's employment. In no event shall the Agreement, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and the Executive Officer.

    Governing Law. To the extent not preempted by federal law, this Agreement shall be governed by and construed under the laws of the Commonwealth of Virginia (including its choice-of-law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of its adoption and execution, respectively.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of the Executive Officer and successors of the Company.

(e) Withholding. The Company shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by the Executive Officer and the Company.

IN WITNESS WHEREOF, NewMarket Corporation has caused this Agreement to be signed by a duly authorized officer, and Executive Officer has affixed his signature hereto.

NEWMARKET CORPORATION

Date: December 17, 2009 By: /s/ Thomas E. Gottwald

Thomas E. Gottwald

EXECUTIVE OFFICER

Date: December 17,2008 By: /s/ C.S. Warren Huang

C.S. Warren Huang